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                                                                      EXHIBIT 13

                               INVESTMENT LETTER

                       SELIGMAN COMMON STOCK FUND, INC.


Seligman Common Stock Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class B share (the "Share") of Capital Stock (par value $.50) of the Fund at a price equivalent to the net asset value of one share of the Fund as of the close of business on April 19, 1996. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 19th day of April, 1996 ("Purchase Date").


                           SELIGMAN COMMON STOCK FUND, INC.



                           By:
                              -------------------------------
                           Name:  Lawrence P. Vogel
                           Title: Vice President


                           J. & W. SELIGMAN & CO. INCORPORATED



                           By:
                              -------------------------------
                           Name:  Lawrence P. Vogel
                           Title: Senior Vice President